Exhibit 10.1

Description of the $250 million secured Revolving Credit Agreement Extension

November 23, 2016

Pursuant to the terms of the $250 million secured Revolving Credit Agreement, dated as of November 23, 2015, between Consumers Energy Company and The Bank of Nova Scotia, the parties have all agreed, effective November 23, 2016, to extend the Termination Date (as defined therein) for a period of one year to November 23, 2018.